EXHIBIT 11

          		 PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
		              FOR FISCAL YEAR ENDED DECEMBER 31, 1996


          		       COMPUTATION OF EARNINGS PER SHARE


                                   					    Year Ended December 31,
                            				     --------------------------------------
                                  					1996          1995          1994
PRIMARY EARNINGS PER SHARE
--------------------------
EARNINGS:
Net income                           $7,651,000    $6,050,000    $5,748,000

AVERAGE SHARES OUTSTANDING:
Weighted average Common Shares
 outstanding                          3,437,997     3,481,176     3,508,941
Net effect of the assumed
 exercise of stock options based
 on the treasury stock method            43,002        17,779        11,396
                             			     ----------    ----------    ----------
   Total                              3,480,999     3,498,955     3,520,337
                            				     ==========    ==========    ==========

   PRIMARY EARNINGS PER SHARE             $2.20         $1.73         $1.63
                            				     ==========    ==========    ==========

FULLY DILUTED EARNINGS PER SHARE
--------------------------------
EARNINGS:
Net income                           $7,651,000    $6,050,000    $5,748,000

AVERAGE SHARES OUTSTANDING:
Weighted average Common Shares
 outstanding                          3,437,997     3,481,176     3,508,941
Net effect of the assumed
 exercise of stock options based
 on the treasury stock method            68,999        37,948        14,871
                            				     ----------    ----------    ----------
   Total                              3,506,996     3,519,124     3,523,812
                            				     ==========    ==========    ==========

   FULLY DILUTED EARNINGS PER SHARE       $2.18         $1.72         $1.63
                            				     ==========    ==========    ==========